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Stacy Roughan
Director, Investor Relations
DineEquity, Inc.
818-637-3632

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Lucy Neugart
Sard Verbinnen
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DineEquity, Inc. Previews Third Quarter 2010 Same-Restaurant
Sales Performance

Company Comments on Key 2010 Performance Guidance

GLENDALE, Calif., September 22, 2010 -- DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today provided a preview of its quarter-to-date same-restaurant sales performance results for the third quarter 2010.  The Company also provided an update on its progress toward meeting key financial performance expectations for the full year 2010.

Same-Restaurant Sales Performance

As of September 19, 2010, Applebee’s domestic system-wide same-restaurant sales increased 2.7% for the first eleven weeks of the third quarter 2010 compared to the same period in 2009.    Applebee’s attributes the improvement primarily to its ongoing marketing, operations and menu revitalization efforts which were further enhanced during the quarter by the promotion of Sizzling Skillets entrees starting at $8.99 and the introduction of an updated system-wide menu.  As of September 19, 2010, Applebee’s domestic system-wide same-restaurant sales decreased 0.8% on a year-to-date basis compared to the same period in 2009.

As of September 19, 2010, domestic franchise same-restaurant sales increased 3.2% and company-operated Applebee’s same-restaurant sales increased 0.7% for the first eleven weeks of the third quarter 2010 compared to the same period in 2009.  Results at company-operated restaurants reflected a higher average guest check offset by a decline in guest traffic.  Effective pricing at Company restaurants for the first eleven weeks of the quarter increased 1.2%.  As of September 19, 2010, domestic franchise same-restaurant sales decreased 0.5% and company-operated Applebee’s same-restaurant sales decreased 2.0% on a year-to-date basis compared to the same period in 2009.

As of September 19, 2010, IHOP’s domestic system-wide same-restaurant sales increased 0.3% for the first eleven weeks of the third quarter 2010 compared to the same period in 2009.  IHOP attributes the improvement primarily to its marketing efforts which included the limited-time offer Minion Madness, a promotional tie-in with the animated feature film Despicable Me, and IHOP’s Kids Eat Free dinner promotion during the month of August.  Quarter-to-date,

DineEquity, Inc.

IHOP’s same-restaurant sales results reflected a higher average guest check offset by a decline in guest traffic.  As of September 19, 2010, IHOP’s domestic system-wide same-restaurant sales decreased 0.4% on a year-to-date basis compared to the same period in 2009.

2010 Financial Performance Guidance

DineEquity provided the following update to its key financial performance guidance for fiscal 2010:

•
Revised consolidated G&A expense expectations to range between $159 million and $161 million primarily as the result of a stock based compensation charge to be taken in the third quarter 2010 associated with the departure of an executive.  This compares to the Company’s previous expectations of $158 million to $161 million.  For the full year, non-cash stock based compensation expense and depreciation is expected to be approximately $23 million.

•
Reiterated Applebee’s domestic system-wide same-restaurant sales performance expectations to range between flat and negative 3% for fiscal 2010, with Applebee’s franchisees slated to open between 25 and 30 new restaurants this year.

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Reiterated operating margin expectations at Applebee’s company-operated restaurants to range between 13.5% and 14.5% for the full year 2010.  The Company expects to experience higher labor and utilities expenses in the third quarter 2010 which should largely offset the benefit of its positive same-restaurant sales performance during the quarter.

•
Reiterated IHOP’s domestic system-wide same-restaurant sales performance expectations to range between positive 1% and negative 1% for fiscal 2010, with IHOP franchisees slated to open between 60 and 70 new restaurants this year.

•	Reiterated consolidated cash from operations to range between $135 and $145 million.

•	Reiterated corporate income tax rate to range between 35% and 36%.

•	Reiterated depreciation and amortization expectations to range between $65 million and $70 million.

DineEquity will release full third quarter 2010 financial results on Tuesday, November 2, 2010.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With nearly 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company's Web site located at www.dineequity.com.

DineEquity, Inc.

Forward-Looking Statements

There are forward-looking statements contained in this press release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.